CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated May 16, 2014 with respect to the audited consolidated balance sheets of Liberty Star Uranium & Metals Corp. and its subsidiaries for years ended January 31, 2014 and January 31, 2013 and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
January 15, 2015